EXHIBIT 99.1

SEMCO ENERGY                                                        NEWS
405 Water Street, Port Huron, MI  48060                             RELEASE


FOR IMMEDIATE RELEASE

Media Contact: Barrett Hatches
Phone: 810-987-2200 ext. 4108
FAX: 810-989-4098

Analysts Contact: Edric R. Mason, Jr.
Phone: 810-989-4104
FAX: 810-989-4098


           SEMCO ENERGY ACQUIRES ALASKAN GAS COMPANY AND PIPELINE

     PORT HURON, MI, JULY 15 -- SEMCO ENERGY, Inc. (NASDAQ/NM:SMGS) today announced that it has signed a definitive agreement to acquire ENSTAR Natural Gas Company and the Alaska Pipeline Company (together known as "ENSTAR"). The Anchorage, Alaska-based natural gas distribution system and transmission company are currently owned by Ocean Energy, Inc.

     SEMCO ENERGY has agreed to buy ENSTAR for approximately $290 million in cash, which includes the purchase of approximately $60 million of ENSTAR debt held by Ocean Energy. At the completion of the transaction SEMCO ENERGY will be reorganized so that ENSTAR and SEMCO ENERGY GAS COMPANY will be divisions of SEMCO ENERGY. The combination will be accounted for using the purchase method of accounting.

     The acquisition is consistent with SEMCO ENERGY's strategic plan, which includes expanding the company's gas distribution business. It is expected to be accretive to both earnings and cash flow per share beginning in the first full year following the completion of this transaction.

     ENSTAR Natural Gas Company currently serves more than 100,000 residential, commercial and industrial customers in the Anchorage area. The company has experienced annual customer growth of nearly 3 percent in the last few years, which is significantly above the natural gas industry average growth rate. Alaska Pipeline Company delivers natural gas from several producing fields in south central Alaska to ENSTAR Natural Gas Company's distribution system.

     The combination of ENSTAR and SEMCO ENERGY creates a gas distribution company with more than 350,000 gas customers and assets of nearly $700 million.

     William L. Johnson, Chairman, President and Chief Executive Officer of SEMCO ENERGY, Inc. stated, "I am delighted that we were successful in reaching this agreement with ENSTAR. It is an excellent, well-run company with a long record of profitability in a growing gas market area and access to an ample natural gas supply. This acquisition will accelerate our bottom line growth."

     He added, "The addition of ENSTAR also will increase the scale and scope of SEMCO ENERGY operations, which ultimately will provide opportunities for operational synergies, revenue growth and an increased presence in the public financial markets." Johnson also noted that, "SEMCO ENERGY management has developed an excellent record among its industry peers of being skilled at managing utility properties in non-contiguous service areas in a very efficient manner. ENSTAR fits well with our expertise."

     The transaction is subject to regulatory approval by the Regulatory Commission of Alaska and review under the Hart-Scott-Rodino Act. Final approval is expected within six months.

     Banc of America Securities LLC advised SEMCO ENERGY in this transaction and financing is being provided through an interim bridge loan facility arranged through the Bank of America. Permanent financing, which will likely include a combination of equity and debt securities, is anticipated to be completed within one year of closing.

     SEMCO ENERGY is a diversified energy services and infrastructure company currently organized into two major segments: natural gas distribution and unregulated diversified businesses. The Company's natural gas distribution group is operated under SEMCO ENERGY GAS COMPANY and currently serves over 250,000 customers in Michigan's Upper and Lower Peninsulas.

     The diversified businesses are operated under SEMCO ENERGY VENTURES and consist of energy engineering and quality assurance services, underground construction services, propane operations and intrastate pipeline businesses in Iowa, Kansas, Louisiana, Michigan, Missouri, New Jersey, Tennessee, Texas and Wisconsin.

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections. Statements that are not historical facts, including statements about the Company's beliefs and expectations are forward-looking statements. These statements are subject to potential risks and uncertainties and, therefore, actual results may differ materially.

                                            Business Description

                             Profile ENSTAR            Profile SEMCO                   Combined
                             --------------            -------------                   --------
Operating Statistics
--------------------

   Business:               Gas Distribution &        Gas Distribution             Gas Distribution &
                         Intrastate Transmission                                Intrastate Transmission

   Service Area:         Anchorage, Alaska and           Michigan                  Anchorage Region
                         Surrounding communities                                     and Michigan

   Transmission                410 MMcf/d                                             410 MMcf/d
      Capacity:

   Avg. Throughput:            120 MMcf/d                                             120 MMcf/d

   Customers:                    100,000                  250,000                       350,000

   Gas Sales:                   23.0 Bcf                 41.0 Bcf<F1>                  64.0 Bcf

   Gas Transportation           20.8 Bcf                 23.8 Bcf                      44.6 Bcf

   Total Gas                    43.8 Bcf                 64.8 Bcf<F1>                  108.6 Bcf
      Deliveries:

   Heating Degree                10,026                    5,566                         7,439
      Days


Financial Data
 ($ in Millions)
----------------

   Revenues                       $93.5                   $286.7<F1>                    $380.2

   Net Income                     $11.3                   $17.2<F1>                        -

   ROE                            15.7%                   15.3%<F1>                        -

   Assets                        $199.0                   $489.7                           -

   Cash Flow                      $21.5                   $30.0<F1>                        -

   Capital                        $9.4                     $25.2                           -
      Expenditures


<F1>
Reflects normal weather and excludes Gas Marketing business which was sold in 1999